Exhibit 99.26

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES NOVEMBER 30, 2003 ASSETS UNDER MANAGEMENT

New York, NY, December 9, 2003 – Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported that preliminary assets under management (“AUM”)  increased by $3 billion, or 0.7%, to $456 billion at November 30, 2003 from $453 billion at October 31, 2003 primarily due to market appreciation. Retail AUM increased by $871 million, or 0.6%, during November as market performance and positive net cash flows into cash management, variable annuities and managed account services more than offset net cash outflows of $790 million in domestic long-term mutual funds.

ALLIANCE CAPITAL MANAGEMENT L.P.
(THE OPERATING PARTNERSHIP)
ASSETS UNDER MANAGEMENT

($ billions)

	At November 30, 2003* (preliminary)				At Oct 31, 2003	At Dec 31, 2002	At Nov 30, 2002
	Retail	Institutional Investment Management	Private Client	Total	Total	Total	Total
Equity
Growth	$46	$72	$5	$123	$125	$109	$117
Value	31	81	32	144	140	99	102
Total Equity	77	153	37	267	265	208	219

Fixed Income	69	82	12	163	161	156	154

Passive	4	23	0	27	27	23	24

Total	$150	$257	$49	$456	$453	$387	$397

	At October 31, 2003

Total	$149	$256	$48	$453

*Totals in table may not add due to rounding.

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios.  Through its Sanford C. Bernstein & Co., LLC subsidiary, Alliance provides in-depth research, portfolio strategy and trade execution to the institutional investment community.

At September 30, 2003, Alliance Holding owned approximately 30.9% of the Alliance Capital Units. AXA Financial was the beneficial owner of approximately 55.1% of the outstanding Alliance Capital Units at September 30, 2003 (including those held indirectly through its ownership of 1.9% of the outstanding Alliance Holding Units), which, including the general partnership interests in Alliance Capital and Alliance Holding, represent an approximate 55.6% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.  Additional information may be found at www.alliancecapital.com.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

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